FOXBY CORP.
                          11 Hanover Square, 12th Floor
                               New York, NY 10054


                                                                 August 26, 2004



                               Please vote now by
             calling 1-800-454-8683 or accessing www.proxyvote.com.
                          Use the CONTROL NUMBER on the
                           enclosed WHITE PROXY CARD.


Dear Fellow Foxby Stockholder:

     We urge you to support your Fund's highly qualified nominees for the Board of Directors; reject Shaker and his so-called "professional" dissidents because their plans represent a burden and harm to long-term Fund stockholders. DO NOT RETURN ANY GREEN PROXY CARD YOU MAY RECEIVE, NOT EVEN AS A PROTEST VOTE. Send Shaker and Goldstein a clear message with your VOTE USING THE WHITE PROXY for the Fund's board of directors: "Go away Shaker and Goldstein and ply your questionable practices somewhere else."

     Consider the basic FACTS:
                        -----

o Foxby's investments are working - its performance exceeds the Nasdaq index, whether one uses the 2004 year through the Fund's August 13th date or Shaker's August 20th date. Shaker has tried to mislead you about quotations of current performance. If Shaker were sincere in stating that there is "little hope" for Foxby, why did he buy more shares just yesterday?

o Foxby's investment objective is straightforward: total return which it may seek from growth of capital and from income in any security type and in any industry sector. Because it was approved by stockholders only on October 28, 2003, this new objective and the new investment strategy makes highly suspect Shaker's insistence on discussing performance of prior management, and performance including the period from 1999 to October 2003.

o Shaker & Goldstein are seeking to burden your Fund by forcing it to pay their takeover expenses; their liquidation/merger proposal will harm Fund shareholders by eliminating or diluting the Fund's advantageous tax position.

o Foxby's management and their affiliates have a commitment to the Fund's investment strategy, as well as its confidence in the Board and the Fund over the long term. They currently own nearly 8% of the Fund's shares.

                                Shaker's Nominee:
                 A professional dissident who cannot be trusted
                               to do what he says.

     Shaker has nominated Goldstein and two of Goldstein's operatives for election as directors of your Fund. Since 1998, Goldstein has waged more than fifteen proxy contests and destroyed hundreds of thousands of dollars of stockholder equity. Money used for legal and other expenses that might well have been distributed to stockholders through dividends or capital gains or retained as equity. For instance, Goldstein promised the holders of the Mexico Equity and Income Fund in a November 4, 1999 proxy statement that he would "...promptly eliminate the discount from NAV" by urging the Board to consider and to implement open-ending the fund, conducting a self-tender and liquidating the fund. Despite the fact that Goldstein was at one time the fund's sole director and has since had several of his gang installed as directors, Mexico Equity and Income Fund has never been liquidated, is still operating as a closed-end fund and has traded this year at an average discount from NAV of 14.10% through July (Source: Morningstar).

     Are you willing to trust Foxby to a man who has demonstrated that he will not do what he says? Do not be misled by the Goldstein gang; their actions are short-term, disruptive and costly for long-term shareholders. Shaker and Goldstein would have you believe they're concerned stockholders, but nothing is further from the truth. Do not be misled, they are only concerned for themselves. Neither of them has ever contacted management to express any concerns or to put forward any suggestions.

                    Shaker's ONGOING Securities Law Problems

     Shaker admits that he was barred from accepting new clients and fined for violations of the Maryland Securities Law. But, because it happened previously, Shaker calls it "absurd." Why?

     Foxby Corp. has recently learned that another Foxby stockholder, unrelated to management, has retained an attorney to investigate whether Shaker as an "insider" has violated the U.S. Securities Exchange Act of 1934, specifically ss.16(b), 15 U.S.C. 78(p)b. The attorney has advised Foxby that Shaker's transactions under scrutiny occurred between August 1, 2002 to the present. This is not an allegation of a technical violation - the attorney appears to be seeking disgorgement of short swing "illegal profits" plus interest from Shaker.

                              Our Plan is Working.

     Shaker's communication to you shows an extraordinary lack of understanding or sophistication with respect to Foxby Corp. There is much more to the history of Foxby Corp. than Shaker's "story." The Fund's roots are in the LCM Internet Growth Fund. LCM rode the crest of the Internet bubble and its stock price collapsed when that bubble burst. Current management, with the overwhelming approval of stockholders, began managing the Fund in July 2002, when the stock traded at approximately current levels. In October 2003, Foxby stockholders again overwhelmingly approved a new direction for the Fund, broadening its investment opportunities beyond the Internet sector. And this year to date, the Fund has enjoyed gratifying performance. Further, notwithstanding Shaker's expressed concerned over expenses, Shaker will be sure to increase Fund expenses: if the Goldstein Gang is elected to the board, Shaker will seek to make your Fund pay his takeover expenses. He expects you to pay his bill - hardly the way to reduce expenses. Shaker and Goldstein are not interested in meaningful analysis, only attention grabbing misstatements and their own short term goals.

                           The Devil is in the Details

     What truly is Shaker's plan? He makes no mention of a proposed merger partner or the details involved in such a transaction. No discussion of how or when such a transaction might take place. No examples of previous experience in conduction such a transaction and most importantly, how you will magically reap a discount from NAV or when. In short NO PLAN, ONLY VAGUE PROMISES. How can long term increases in stockholder value be obtained by open-ending, merging, or liquidating the Fund? These actions will only benefit the quick buck artists who trade large blocks of stock quickly and leave long term stockholders to wonder why their promised profits evaporated in a higher percentage of takeover expenses, legal fees, transaction costs, and other expenses. They might also wonder why the advantageous tax position of the Fund from tax loss carryforwards of prior internet investments was diluted or eliminated. A real plan for a lower expense ratio and a reduced discount, or possible premium to NAV, is to grow the Fund through long term total return - which is exactly what the Fund shareholders have already approved!

                   We Urge You to Reject Shaker and Goldstein

     To support the Fund, the board, their nominees, and their plan for the future growth of the Fund, you need to vote today by calling 1-800-454-8683 or accessing www.proxyvote.com and using the CONTROL NUMBER on the enclosed WHITE PROXY CARD. DO NOT sign any green proxy card you receive from Shaker on behalf of the Goldstein gang. If you have returned a green proxy card, even as a protest vote, you may revoke that proxy by voting with the white proxy card now.

                                  Time is Short

     The Foxby Corp. annual meeting will be held on September 7, 2004. Please take a moment to vote now on this extremely important matter. Casting your vote now will insure that it is received before September 7. It is very important that your shares be represented at the Annual Meeting even if you cannot attend the meeting and vote your shares in person.

     Please do not hesitate to call me personally at 1-212-344-6310, extension 222 or email me at twinmill@foxbycorp.com if you have any questions. Thank you.


                                    Sincerely,

                                    Thomas B. Winmill
                                    President

                             YOUR VOTE IS IMPORTANT

     Your Board of Directors urges you to discard any green proxy card sent to you by Shaker on behalf of the Goldstein Gang. Do not vote on the green proxy card to withhold authority from Shaker or against the proposal because it will not be a vote for Foxby's nominees. TO VOTE FOR FOXBY'S NOMINEES, YOU NEED TO VOTE TODAY BY CALLING 1-800-454-8683 OR ACCESSING WWW.PROXYVOTE.COM AND USING THE CONTROL NUMBER ON THE ENCLOSED WHITE PROXY CARD.

     If you previously voted on a green proxy card but now wish to support your Fund's nominees, please vote today by calling 1-800-454-8683 or accessing www.proxyvote.com and using the CONTROL NUMBER on the enclosed WHITE PROXY CARD. Only your most recent vote will determine how your shares will be voted at the meeting.

     If your shares are held through a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Fund's nominees on the WHITE proxy card.

                             For Further Assistance

     If you have questions or need assistance in voting your shares, please call N.S. Taylor & Associates, Inc., who is assisting the Fund with this matter. The Fund has agreed to pay to Taylor as compensation a fee of $35,000 provided that the Fund's nominees are elected at the Meeting and otherwise $25,000, plus expenses. They can be reached toll-free at 1-866-470-3500.